UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

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April 10, 2020
Dear Shareholders:
You are cordially invited to attend the Company’s 2020 Annual Meeting of Shareholders, which will be held on, Friday, May 15, 2020, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.
The Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the Annual Meeting and the various matters on which you are being asked to vote. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 20, 2020 are entitled to vote at the Annual Meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting.
As is our custom, a brief report will be made immediately after the Annual Meeting on the Company’s 2019 activities, 2020 activities to date, and the outlook for the remainder of 2020. We hope you will be able to attend the Annual Meeting.
Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.
On behalf of our Board of Directors, officers and employees, we wish to thank you for your continued interest in and support of Crawford & Company.
Sincerely,
Harsha V. Agadi
President and Chief Executive Officer

Crawford & Company
5335 Triangle Parkway
Peachtree Corners, Georgia 30092
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 15, 2020
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held at the Company’s headquarters, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092, on Friday, May 15, 2020, at 2:00 p.m. Eastern Time, for the following purposes:
1.
To elect nine (9) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.
To approve an amendment to the Crawford & Company International Employee Stock Purchase Plan;

3.
To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2020 fiscal year; and

4.
To transact any and all other such business as may properly come before the Annual Meeting, including any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated April 10, 2020. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 20, 2020 are entitled to vote at the Annual Meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2020:
The proxy statement and our 2019 annual report are available at https://materials.proxyvote.com/224633. If you need directions to the Annual Meeting, please call (404) 300-1000 or refer to the Company’s website, www.crawco.com.
By Order of The Board of Directors,
Joseph O. Blanco,
EVP, General Counsel and Corporate Secretary
Atlanta, Georgia
April 10, 2020
It is important that your shares of Class B Common Stock be represented at the Annual Meeting whether or not you plan to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope, or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the Annual Meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.
Proxies are being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting and, consequently, Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

Crawford & Company
5335 Triangle Parkway
Peachtree Corners, Georgia 30092

PROXY STATEMENT

2020 PROXY STATEMENT

i

ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 15, 2020
GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS
The 2020 Annual Meeting of Shareholders of Crawford & Company, including any adjournment or postponement thereof  (the “Annual Meeting”), will be held at the headquarters of the Company, located at 5335 Triangle Parkway, Peachtree Corners, Georgia 30092 on Friday, May 15, 2020 at 2:00 p.m., Eastern Time.
The Board of Directors of the Company (the “Board of Directors” or the “Board”) is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting. You are receiving this Proxy Statement and the accompanying Proxy Card (or, if your shares are held in the name of a nominee or intermediary, a voting instruction card furnished by such record holder), or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy. If you sign and return the Proxy, you are appointing H.V. Agadi, W.B. Swain and J.O. Blanco as your representatives at the Annual Meeting. Messrs. Agadi, Swain and Blanco will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy.
All holders of the Company’s Class B Common Stock as of the close of business on March 20, 2020, which we refer to as the “Record Date,” are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. Only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.
This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about April 10, 2020. Our Annual Report to Shareholders for the fiscal year ended December 31, 2019 is also being delivered with this Proxy Statement and is also being made available on the Internet at the web address above.
Signing and returning your Proxy will ensure your shares are voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting so that we can ensure we have enough votes to conduct business at the Annual Meeting.
On what items am I being asked to vote?
You are being asked to vote on three matters:
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the election of nine (9) directors;

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the approval of an amendment to the Crawford & Company International Employee Stock Purchase Plan; and

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the ratification of Ernst & Young LLP as our independent auditor for our 2020 fiscal year.

Who may vote at the Annual Meeting?
Only shareholders of record of our Class B Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. If you are the owner of shares of Class B Common Stock held in “street name” through a broker, bank or other nominee, please refer to the information under “Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?” below. Holders of Class A Common Stock are not entitled to any notice of, or vote at, the Annual Meeting.
How many votes do you need to hold the Annual Meeting?
In order for us to conduct business at the Annual Meeting, we must have a quorum, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:
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voted over the Internet or by telephone in advance of the Annual Meeting;

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properly submitted via Proxy (even if the Proxy does not provide voting instructions) in advance of the Annual Meeting; or

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present at the Annual Meeting and voted in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder has not received voting instructions from the beneficial owner and does not have, or declines to exercise, discretionary voting power with respect to that particular proposal. As described below, registered holders that have not received voting instructions from the beneficial owner may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent auditor. Registered holders are not entitled to exercise discretionary voting authority with respect to any other matters to be voted upon at the Annual Meeting.
How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?
As of the Record Date, we had outstanding 22,510,144 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.
How may I vote on each of the Proposals to be considered at the Annual Meeting?
With respect to the election of directors, you may:
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vote FOR all nominees;

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withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or

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withhold authority to vote for all nine (9) nominees.

With respect to the other proposals to be voted at the Annual Meeting, you may:
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vote FOR the proposal;

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vote AGAINST the proposal; or

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ABSTAIN from voting on the proposal.

What vote is required to approve each of the Proposals?
Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) director nominees. Cumulative voting is not permitted. The nine (9) nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.
The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the amendment to the Crawford & Company International Employee Stock Purchase Plan and the ratification of the appointment of the Company’s independent auditor.
With respect to Proposal 3 (approval of the Company’s independent auditor), abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters; however, pursuant to NYSE rules, with respect to Proposal 2 (amendment to the Crawford & Company International Employee Stock Purchase Plan), an abstention will be considered a “vote cast” and therefore have the effect of a negative vote on the proposal.

What are the Board’s voting recommendations?
Our Board of Directors recommends the following votes:
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Proposal One — FOR the election of the nine (9) persons nominated to serve as directors;

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Proposal Two — FOR the approval of an amendment to the Crawford & Company International Employee Stock Purchase Plan; and

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Proposal Three — FOR the ratification of Ernst & Young LLP as our independent auditor for 2020.

How do I vote?
In order for us to ensure we have sufficient votes to conduct business at the Annual Meeting, we request that registered owners vote by one of the following four methods as soon as possible. You may also thereafter attend the Annual Meeting and vote your shares in person.
• Via Internet: visit www.proxypush.com/crd-b.	• By Mail: sign, date and return your proxy card to the address listed on the proxy card.
• By Phone: call 1-866-883-3382.	• In Person: all holders of record of Class B Common Stock who hold their shares directly in their name may vote in person at the Annual Meeting.
What if I change my mind after I vote by Proxy?
Any shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by the giving of another Proxy by mail bearing a later date or thereafter voting by phone or the Internet, or providing written notification of the revocation to the Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.
What if I return my Proxy but do not provide voting instructions?
If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.
Specifically, your shares will be voted FOR the election of all director nominees, FOR the amendment to the Crawford & Company International Employee Stock Purchase Plan, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the 2020 fiscal year, as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.
Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?
If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.
We encourage shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions from you. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under NYSE rules to vote their beneficial holders’ shares if the beneficial holders do not provide voting instructions. If a brokerage firm votes a beneficial holder’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. At the Annual Meeting, only the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for the 2020 fiscal year is considered a routine matter.
On “non-routine” matters, if a brokerage firm has not received voting instructions from a beneficial holder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes are counted for purposes of establishing a quorum to conduct business at a meeting, but not for determining the number of shares voted for or against the non-routine matter. At the Annual Meeting, the proposals relating to i) the election of directors and ii) the amendment to the Crawford & Company International Employee Stock Purchase Plan are considered non-routine matters.
How can I obtain a copy of the 2019 Annual Report?
Our Annual Report to the Shareholders (which includes our Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2019 is enclosed herewith. Our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and our Annual Report are available free of charge upon written request to the Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092 and on the Company’s website, www.crawco.com under the “Financials” link located under the “Investors” tab.
Who is paying the expenses of this solicitation?
The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our officers, employees or directors. We will also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to the beneficial owners of the Company’s Class B Common Stock.
What do I need in order to attend the Annual Meeting?
Attendance is limited to shareholders of record as of March 20, 2020. You should be prepared to present photo identification for admittance. Please note that cameras, sound or video recording equipment, cellular telephones, or similar electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.
If you are a shareholder of record, your name is subject to verification against the list of shareholders of record on the record date prior to being admitted to the meeting. If you are a beneficial owner and your shares are held through a broker, bank or other nominee, you may also attend our 2020 Annual Meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership.
When will the Company announce the voting results?
We will announce the preliminary voting results at the 2020 Annual Meeting. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees and Voting
Each nominee is a current director who was most recently elected by the shareholders at the Company’s previous annual meeting on May 8, 2019, except for Dame Inga Beale who was elected to the Board on February 11, 2020 by the other Directors. If, at the time of the Annual Meeting, any of the nominees should be unable or unwilling to serve, the persons named in the Proxy (H.V. Agadi, W.B. Swain and J.O. Blanco) may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term.
Currently, the Board of Directors has been fixed at nine members. In accordance therewith, the Board has nominated the nine persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified.
Nominee Information
The following gives certain information as to each person nominated by our Board of Directors for reelection as a director:

Harsha V. Agadi, age 57, is the President and Chief Executive Officer of the Company, a position he has held since June 2016, and held on an interim basis prior to that and since August 2015. Mr. Agadi has served as a member of the Board of Directors since August 2010. He also serves as Chairman of GHS Holdings, LLC, an investing and restaurant consulting business, a position he has held since 2000. He served as Executive Chairman of Quiznos, LLC, a quick service sandwich chain, from February 2012 until August 2014. From August 2010 until February 2012, Mr. Agadi was Chairman and Chief Executive Officer of Friendly’s Ice Cream LLC, a restaurant chain which provides sandwiches and ice cream desserts. From December 2004 until December 2009, Mr. Agadi was President and Chief Executive Officer of Church’s Chicken, a franchised quick service chicken restaurant. He previously served on the board of Belmond, Ltd. and on the board of The Krystal Company. Each of Quiznos and Friendly’s Ice Cream filed voluntary petitions under the federal bankruptcy law during the period in which Mr. Agadi served as an executive officer of such entities. The Board believes Mr. Agadi’s role, and knowledge, serving as the Company’s President and Chief Executive Officer, and his experience in establishing global brands and improving the operations of companies he has led uniquely qualify him to serve as a director of the Company.

Dame Inga K. Beale, age 56, is the former Chief Executive Officer of Lloyd’s of London, a position she held from January 2014 to October 2018. Dame Inga was the first female CEO in the global insurance and reinsurance market’s 325-year history. From 2012 to 2013, Dame Inga was the Group CEO at the privately held Lloyd’s insurer Canopius. Prior to this, she served on the Group Management Board of Zurich Insurance Group as the Global Chief Underwriting Officer. Before joining Zurich, Dame Inga served in a leadership role for Swiss reinsurer Converium, where she spearheaded a company turn around. She previously worked for General Electric’s insurance division for 14 years where she held numerous management roles, including leadership roles in Kansas City, Paris and Munich. Dame Inga is a Chartered Insurer and studied economics and accounting at Newbury College, Berkshire England. The Board appointed Dame Inga as an independent director effective February 11, 2020. The Board believes Dame Inga’s array of international insurance carrier experience will positively impact the Company’s strategy moving forward.

Jesse C. Crawford, age 71, is the Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film and archival clients, and was appointed to this position on January 2010. Prior to that and since September 1984, he was President and Chief Executive Officer of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation and special effects. Mr. Crawford has served as a member of the Board of Directors since April 1986. We believe Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components similar to those of the Company, as well as the significant knowledge base he has acquired by having served as a director of the Company for over thirty years and his position as our majority shareholder, qualify him to continue to serve on the Board. Mr. Crawford is the father of Mr. Jesse C. Crawford, Jr., who is also a member of the Board.

Jesse C. Crawford, Jr., age 30, has served as a member of the Board of Directors since May 2015. He is an independent investor. Mr. Crawford, Jr.’s family maintains a controlling interest in the Company, and the Board believes it is appropriate to provide for continuity of the representation of the Crawford family on the Board as a component of the Board’s succession planning strategy. Mr. Crawford, Jr. is the son of Jesse C. Crawford, a member of the Board and the majority shareholder of the Company.

Lisa G. Hannusch, age 56, was appointed as a member of the Board of Directors on May 8, 2019. Ms. Hannusch is currently the owner of Rhino Inspired, LLC, which she founded in 2017, supporting companies with their strategic directions through consulting engagements and investments in the healthcare, insurance, or other related industries. From 2004 to 2017, Ms. Hannusch was the owner and CEO of UniMed Direct, a medical management software and service company which was purchased by Mitchell International, Inc. in 2017. She currently serves on the boards of Affordit, a fintech company for loan origination software, iTexico, a technology near-shore staffing and IT support company, and for Little Tesoros Therapy Services, pediatric therapy clinics. Ms. Hannusch also serves as Ex-Officio Board Director of the Alliance of Women in Workers’ Compensation (AWWC) and on the National Board of Governors for the Human Rights Campaign. The Board believes that Ms. Hannusch is qualified to serve as a director due to her 30 plus year career including leadership positions within claims services, medical, regulatory, insurance, and technology companies.

Michelle E. Jarrard, age 52, was appointed as a member of the Board in July 2018. She is currently CEO and President of BioCircuit Technologies, Inc., an early-stage technology company in Atlanta. From 2016 to 2018, Ms. Jarrard served as GRA Venture Fund’s Managing Director. Ms. Jarrard is a former Senior Partner of McKinsey & Company, where she held multiple senior leadership roles during her 25-year career, including as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. Ms. Jarrard has served as a director of Lazard Ltd. and Lazard Group since January 2017. Ms. Jarrard also serves on the board of directors of Axion Biosystems and Quest Renewables, and is a former Trustee of Children’s Healthcare of Atlanta and the Georgia Tech Foundation. The Board believes that Ms. Jarrard is qualified to serve as a director due to her extensive experience in human resources and business leadership.

Charles H. Ogburn, age 64, our Non-Executive Chairman of the Board, served as an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement in July 2010. Mr. Ogburn has served as a member of the Board of Directors since February 2009. Mr. Ogburn also serves as trustee of The Cook & Bynum Fund, a mutual fund and on the Board of Directors for the Children’s Healthcare of Atlanta. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

Rahul Patel, age 47, was appointed as a member of the Board of Directors in July 2017. Since January 2005, Mr. Patel has been a partner with the law firm King & Spalding, where he focuses on mergers, joint ventures and strategic corporate transactions and is the co-head of the firm’s global private equity group. Mr. Patel was appointed by the Governor of the State of Florida to the University of Florida Board of Trustees where he chairs the Governance Committee. The Board believes Mr. Patel is qualified to serve as a director due to his over 20 years of legal experience, especially in mergers and acquisitions and corporate governance.

D. Richard Williams, age 63, was appointed as a member of the Board in February 2016. He was the co-chief executive officer of Primerica, Inc., a publicly traded insurance and investments company, from 1999 through March of 2015. He currently serves as the non-executive chairman of the board of Primerica, Inc. Mr. Williams also serves on the Board of the Anti-Defamation League Southeast Region, the Atlanta Area Council of the Boy Scouts of America, the Board of Trustees of the Woodruff Arts Center and the Carter Center Board of Councilors. He served on the Board of USANA Health Sciences, Inc., a publicly traded direct seller of nutritionals from March 2016 until May 2018. The Board believes Mr. Williams is qualified to serve as a director due to his extensive knowledge of corporate governance matters as well as his significant experience in finance and accounting.

Shareholder Vote
Holders of each share of Class B Common Stock may:
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vote FOR the election of the nine (9) nominees for director;

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withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or

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withhold authority to vote for all nine (9) nominees.

Election of directors is determined by a plurality of votes. The nine (9) nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.
The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS
The following are the names, positions held, and ages of each of the executive officers of the Company:
Name	Office	Age
Harsha V. Agadi	President and Chief Executive Officer	57
Rohit Verma	Executive Vice President, Global Chief Operating Officer	45
W. Bruce Swain, Jr.	Executive Vice President and Chief Financial Officer	56
Larry C. Thomas	Executive Vice President, Global President — Crawford Specialty Solutions	60
Danielle M. Lisenbey	Executive Vice President, Global President — Crawford TPA Solutions	56
Kieran Rigby	Executive Vice President, Global President — Crawford Claims Solutions	55
Joseph O. Blanco	Executive Vice President, General Counsel and Corporate Secretary	49
Bonnie C. Sawdey	Senior Vice President and Chief People Officer	51
Greta G. Van	Senior Vice President and Chief Strategy Officer	51
Dalerick M. Carden	Senior Vice President and Chief Accounting Officer	50
Mr. Agadi’s prior experience is detailed above under “Proposal 1 — Election of Directors — Nominee Information” of our directors.
Mr. Verma was appointed to his present position as Executive Vice President, Global Chief Operating Officer in June 2017. Prior to joining the Company, Mr. Verma served as the Regional Executive — South for Zurich North America since 2015. Prior to that and from January 2011 he was the underwriting leader for the Midwest region of Zurich’s Commercial Markets business.
Mr. Swain was appointed to his present position as Executive Vice President and Chief Financial Officer in October 2006 and from May 2006 served as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that and from January 2000 he was Senior Vice President and Controller of the Company.
Mr. Thomas was appointed to his present position as Executive Vice President, Global President —  Crawford Specialty Solutions effective January 1, 2018. Prior to that and from November 2015, he served as Executive Vice President and CEO — U.S. Services. Prior to that and from January 2015, he was Senior Vice President, CEO — U.S. Property & Casualty. Prior to that and from November 1999 he was Chief Executive Officer of the Company’s Contractor Connection division.
Ms. Lisenbey was appointed to her present position as Executive Vice President, Global President —  Crawford TPA Solutions effective January 1, 2018. Prior to that and from March 2012, she served as Executive Vice President and President and Chief Executive Officer of Broadspire Services, Inc. (“Broadspire”), a wholly owned subsidiary of the Company, which comprised the Company’s Broadspire division. Prior to that and from November 2007, she was Senior Vice President, Chief Operations Officer for Medical Management Services of Broadspire.
Mr. Rigby was appointed to his present position as Executive Vice President, Global President —  Crawford Claims Solutions effective January 1, 2018. Prior to that and from April 2017, he served as Senior Vice President, President — International, in charge of the Company’s International division. Prior to that and from 2014, he served as Senior Vice President, CEO of Crawford Europe and Latin America. Prior to that, he served as CEO of GAB Robins UK until the Company acquired GAB Robins UK in 2014.
Mr. Blanco was appointed to his present position as Executive Vice President, General Counsel and Corporate Secretary effective February 2019. From March 2017 to February 2019, Mr. Blanco served as

Senior Vice President and General Counsel. Prior to joining the Company on a full-time basis and from September 2016 he served as Interim General Counsel of the Company. Prior to that and from September 2008 he was a partner at Dentons US, LLP, a law firm.
Ms. Sawdey was appointed to her present position as Senior Vice President and Chief People Officer in January 2016. From January 2014 through January 2016 she was Vice President, Human Resources of the Company. From June 2008 through January 2014 she was Vice President, Corporate Benefits of the Company.
Ms. Van was appointed to her present position as Senior Vice President and Chief Strategy Officer effective October 2017. From June 2014 through October 2017 she was Senior Vice President, Internal Audit of the Company. Prior to joining the Company, and from June 2012 through June 2014 she was Vice President, Internal Audit of INAP, a technology services company.
Mr. Carden was appointed to his present position as Senior Vice President and Chief Accounting Officer in October 2014. Prior to that and from January 2008 he was Vice President and International Controller of the Company.
CORPORATE GOVERNANCE
Director Independence
Our Corporate Governance Guidelines and the listing standards of the NYSE provide that a majority of our directors will be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence.
As required by our Corporate Governance Guidelines, the Board of Directors has reviewed and analyzed the relationships of each director nominee with the Company and its management. The purpose of the review was to determine whether any particular relationships or transactions involving directors, or any of their respective affiliates or immediate family members, were inconsistent with a determination that the director is independent for purposes of serving on the Board and any of its Committees.
As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Agadi, who is President and Chief Executive Officer of the Company. In making such determination, the Board also considers any “related party transactions” entered into between the Company and the applicable director or director nominee, regardless of whether such transaction is required to be disclosed pursuant to the rules and regulations of the SEC.
Standing Committees
The Board of Directors has four standing committees: the Executive Committee; the Audit Committee; the Governance Committee; and the Compensation Committee.
The Executive Committee.   The Executive Committee consists of Mr. Crawford as Chairman, and Messrs. Agadi, Ogburn, and Patel as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held eight meetings during 2019.
The Audit Committee.   The Audit Committee currently consists of Mr. Williams as Chairman, and Ms. Hannusch and Mr. Ogburn as members. Ms. Johnson was on the Audit Committee until the annual meeting on May 8, 2019 at which she did not stand for reelection. Mr. Williams was appointed Chairman of the Audit Committee on July 31, 2017. The Board has determined that all of the members of the Audit Committee are independent under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Williams is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.
The Audit Committee has adopted a written charter, approved by our Board of Directors, which is available at www.crawco.com through the “Governance” link located under the “Investors” tab. The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent auditor’s qualifications, independence and performance and the Company’s corporate finance matters, including its capital structure. The Audit Committee, as required by the NYSE, discusses with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.
The Audit Committee appoints and discharges our independent auditor, reviews with the independent auditor the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent auditor, reviews the independence of the independent auditor and approves the independent auditor’s audit and non-audit services and fees.
The Audit Committee also reviews and approves related party transactions in accordance with the Company’s written related party transactions policy. The Company’s related party transactions policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s related party transactions policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.
The Audit Committee held seven meetings during 2019.
The Governance Committee.   The Governance Committee currently consists of Mr. Patel as Chairman, and Messrs. Crawford, and Crawford, Jr., and Ms. Hannusch as members. Dr. Benson chaired the Governance Committee until his retirement from the Board on May 8, 2019. The Governance Committee operates under a written charter approved by the Board of Directors. Pursuant to that charter, the Governance Committee ensures that management has adopted an enterprise risk management program, and regularly reviews and discusses the program with management and exercises oversight over the compliance and ethics functions receiving regular reports from management with respect to those areas. The Governance Committee advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices, oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents and actively identifies, evaluates and recommends director nominees for the Board according to the guidelines stated in its charter, including reviewing candidates recommended by shareholders.
The Governance Committee believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person is eligible for nomination or re-nomination to the Board after such person has reached the age of 72. In selecting directors or director candidates, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs.
The Governance Committee held four meetings during 2019.

The Compensation Committee.   The Compensation Committee currently consists of Ms. Jarrard as Chairperson and Messrs. Crawford and Ogburn as members. Ms. Johnson was on the Compensation Committee until the Annual Meeting on May 8, 2019, at which she did not stand for reelection. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee is primarily responsible for the design and oversight of the Company’s executive compensation policies, plans and practices. The Compensation Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for all other officers of the Company.
A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.
The Compensation Committee held five meetings in 2019.
For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining executive officer compensation, see “Compensation Discussion and Analysis” below.
Executive Sessions of Non-Employee Directors
Non-employee and independent directors are required to meet regularly without management participation. During 2019, there were six meetings of non-employee and independent directors. Mr. Ogburn, as Non-Executive Chairman of the Board, presides at these meetings.
Meetings of the Board of Directors and Board Attendance
During 2019, the Board of Directors held six meetings and each of the current directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member (during the period in which he or she was a director). The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. All director nominees, except Dame Inga Beale who was not a director at the time, attended the 2019 annual meeting.
Corporate Governance Guidelines, Committee Charters and Code of Business Conduct
The Company’s Corporate Governance Guidelines, board committee charters and Code of Business Conduct and Ethics are available on its website at www.crawco.com through the “Governance” link under the “Investors” tab and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.
Leadership Structure
The Chairman of the Board presides at all meetings of the Board and the shareholders, and exercises such other powers and duties as the Board may assign him. Generally, the Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decisions as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.
Mr. Ogburn has served as a member of the Board since February 2009 and as Non-Executive Chairman of the Board since January 1, 2010. The Board currently believes that, based on the skills and current responsibilities of the various Board members and management as well as the current general economic, business and competitive environment, separation of the chairman and chief executive officer roles remains appropriate, as it enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure.
Risk Management
The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.
The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business. Our Board also regularly reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place.
In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and related risks. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. Our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.
The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees, as discussed above. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.
Director Compensation
Each non-employee member of the Board was entitled to receive an aggregate of  $140,000 in cash and stock for annual service to the Company in 2019. The cash portion of the compensation was paid quarterly in $12,500 increments. The remainder of the compensation was paid in restricted shares of the Company’s Class A Common Stock granted in February 2019. These restricted share grants vested in full on December 31, 2019. In addition to the foregoing, each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chair of the Audit Committee was entitled to a retainer of  $4,250 per quarter, the Chairs of each of the Executive, Compensation, and Governance Committees were also entitled to a retainer of  $2,500 per quarter and the Chairman of the Board was entitled to receive an additional $100,000 in restricted shares of Class A Common Stock, paid in quarterly increments, which vested in full on December 31, 2019. Ms. Hannusch received a pro rata portion of the annual cash fee and equity award to reflect her partial term during the year. Directors who also serve as employees of the Company do not receive separate compensation for their service on the Board.
The following table provides compensation information for the year ended December 31, 2019 for each non-employee member of our Board of Directors during 2019. See “Summary Compensation Table” for information relating to Mr. Agadi’s compensation. Mr. Agadi did not receive any additional compensation for serving as a member of our Board of Directors.

Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
P. George Benson(3)	$33,334	$—	$—	$—	$—	$33,334
Jesse C. Crawford	90,000	89,992	—	—	—	179,992
Jesse C. Crawford, Jr.	66,500	89,992	—	—	—	156,492
Lisa G. Hannusch(4)	45,334	60,003	—	—	—	105,337
Michelle E. Jarrard	78,000	89,992	—	—	—	167,992
Joia M. Johnson(5)	34,334	—	—	—	—	34,334
Charles H. Ogburn	90,500	189,981	—	—	—	280,481
Rahul Patel	81,500	89,992	—	—	—	171,492
D. Richard Williams	88,000	89,992	—	—	—	177,992

(1)
Represents the grant date fair value of awards calculated in accordance with Accounting Standards Codification Topic 718 Compensation Stock Compensation” (“ASC 718”). See Note 12 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan.

(2)
Preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan for Eligible Employees and Eligible Directors (the “Deferred Compensation Plan”).

(3)
Dr. Benson reached the Company’s mandatory director retirement age and thus was not nominated for reelection at the 2019 Annual Meeting.

(4)
Ms. Hannusch was elected to the Board on May 8, 2019.

(5)
Ms. Johnson decided not to stand for reelection at the 2019 Annual Meeting.

Stock Ownership Guidelines for Non-Employee Directors
The Compensation Committee has approved stock ownership guidelines with specified equity ownership targets for non-employee members of our Board. Non-employee Board members are required to own shares in the Company equal in value to three times their annual cash retainer of  $50,000 for 2019. Other than Ms. Hannusch and Dame Inga, all of the current non-employee members of the Board are in compliance with the applicable ownership targets. Ms. Hannusch has until May 8, 2021 to meet the applicable ownership requirement, and Dame Inga has until February 11, 2022 to meet the requirements.
Communications with our Board; Shareholder Nominees
Individuals may communicate with our Board by sending a letter to Board of Directors, Crawford & Company, P.O. Box 921936, Norcross, Georgia 30010. Your letter will be shared with all members of our Board and may, at the discretion of the Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chairman of the Board,” Board of Directors, Crawford & Company at this same address.
Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of either class of common stock of the Company for at least one year prior to the submission of a candidate for director and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director for the term beginning on the date of the 2021 annual meeting of shareholders. The candidate must meet the qualifications stated in the Company’s by-laws and the submission must be made to the Governance Committee at P.O. Box 921936, Norcross, Georgia 30010, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Governance Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of our compensation philosophy, objectives, policies and practices is focused primarily on our executive officers and includes a detailed discussion of compensation for the following five named executive officers during the fiscal year ended December 31, 2019:
Name	Office
Harsha V. Agadi	President and Chief Executive Officer
Rohit Verma	Executive Vice President, Global Chief Operating Officer
W. Bruce Swain, Jr.	Executive Vice President, Chief Financial Officer
Danielle M. Lisenbey	Executive Vice President, Global President Crawford TPA Solutions
Larry C. Thomas	Executive Vice President, Global President Crawford Specialty Solutions
Overview
The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of  “pay for performance” and aligning management’s interests with our shareholders’ interests to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. As a result, a significant portion of our executive officers’ compensation opportunity is “at-risk pay” with actual payments dependent upon Company and individual performance. The Compensation Committee regularly reviews our compensation programs to ensure continued alignment with the underlying philosophy and principles, and makes adjustments as appropriate to accomplish these objectives.
For 2019, the Compensation Committee worked with its independent compensation consultant, described in more detail below, to develop and analyze comparative data on executive compensation with a goal of setting and maintaining total executive compensation at levels competitive to compensation paid to executives in similar positions within our comparator companies (described below). In determining this level, the Compensation Committee acknowledged that, as a result of the significant at-risk components of compensation described in more detail elsewhere in this discussion and analysis, actual payouts may be significantly above or below this level based on actual performance when compared to target performance.
In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors from time to time, including recommendations from senior executive officers and any compensation consultants, both described below, the recent historical and expected contributions of the individual executive officer, the Company’s historical and expected financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity and the appropriate level of risk-taking, all as described below.
Among the factors taken into consideration by the Compensation Committee in setting 2019 compensation was the Company’s performance as measured by adjusted earnings per share, revenue, operating earnings, operating margin and free cash flow. The Compensation Committee believes that adjusted earnings per share is a useful metric in determining certain components of executive compensation because of the strong correlation with the creation of value for shareholders. The Compensation Committee believes that revenue is a useful metric in determining certain components of executive compensation because of the Company’s focus on growth and an increase in revenue is a strong measure of growth. Earnings is the primary financial performance measure used by the Company’s senior management to evaluate financial performance and make resource allocation decisions and so the Compensation Committee believes it is a useful metric for purposes of setting components of executive compensation. Also, operating margin measures our operating efficiency, which is a key driver of shareholder value, and free cash flow generation measures the efficient management of working capital, accounts receivables and capital expenditures. As a result, the Compensation Committee believes that operating margin and free cash flow are also useful metrics for determining certain components of executive compensation. The table below shows Company-wide revenue, adjusted earnings per share, operating earnings, operating margin and free cash flow from 2017 to 2019:
	2017	2018	2019
Revenue (millions)	$1,105.8	$1,071.0	$1,005.8
Adjusted earnings per share	$0.91	$0.78	$0.68
Operating earnings (millions)	$95.7	$88.5	$77.6
Operating margin	8.7%	8.3%	7.7%
Free cash flow (millions)	$(4.2)	$22.4	$54.1
Elements of Compensation
In the implementation of the Compensation Committee’s compensation philosophy, there are generally three key elements used in the Company’s executive compensation program: (1) base salary, (2) an annual cash incentive opportunity and (3) equity incentive awards, including a long-term performance-based equity incentive opportunity. In addition, from time to time when circumstances merit an award, the Compensation Committee may make discretionary cash or equity bonus awards.
	Base Salary	Annual Cash Incentive	Equity Incentives
Form of compensation	Cash	Cash	Equity
Type	N/A	Annual Cash Incentive	Stock Options Time-Vested Restricted Stock Performance Share Units
Purpose	Pay for individual job performance and merit	Incentivize achievement of annual financial and operating goals	Reward creation of shareholder value over a long-term period
Performance measures	N/A	Revenue Operating Earnings Operating Margin Free Cash Flow	Adjusted EPS
Both annual and long-term incentive opportunities are considered at-risk pay. Discretionary bonus awards, if any, may be in the form of cash or equity, and may be granted with or without performance or time-based vesting requirements.
In addition, we typically provide certain other compensation and benefits, such as participation in the Company’s health and welfare or retirement benefit plans generally available to employees, and limited perquisites that we believe are necessary or appropriate in the marketplace in order to allow us to attract and retain executive talent, but that we do not expect to comprise a material portion of compensation in a year. Beginning in 2018, following the review of typical market practices, the Committee approved providing our senior executive officers with enhanced life and disability insurance to further support the retention elements of our program.
The Compensation Committee generally does not, and in 2019 did not, follow a precise formula for allocating between these key elements of compensation or in considering whether to grant any discretionary bonus awards, or the type thereof to our executive officers. Each element of compensation generally operates independently of any other and is designed to motivate towards, and reward, a different component of behaviors and results. As a result, except in limited circumstances, the Compensation Committee does not believe that it is appropriate for payment (or lack thereof) of one element in any period to impact payment of any other elements. The Compensation Committee, however, does review information that compares each element of compensation, both separately and in the aggregate, to amounts paid by comparator companies for executives in similar roles, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.
Role of the Compensation Committee and Administration of Compensation
The role of the Compensation Committee, among its other responsibilities, is to:
•
annually review the Company’s goals and objectives relative to CEO and other executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable positions at comparable companies and the cash and other compensation paid to the Company’s executive officers in past years;

•
annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers;

•
annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs;

•
review and make recommendations to the Board of Directors regarding the approval and adoption of, and any amendments to, the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans; and

•
in light of the foregoing, consider and, when appropriate, grant cash bonuses, stock options, performance share units, restricted stock and other discretionary awards under the Company’s cash and equity incentive compensation plans.

As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.
Role of Certain Senior Executive Officers in Executive Compensation Matters
Although the Compensation Committee makes the final decisions regarding executive compensation, our executive officers also play a role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation opportunities. Certain of the Company’s senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers (other than themselves) under our incentive compensation plans and the assessment of the individual performance of other executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these senior executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee has the discretion to consider any such recommendations when determining overall executive compensation.
Compensation Consultants
The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, in its discretion, any compensation consultant which assists in the evaluation of director, CEO or other executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2019, the Compensation Committee engaged Pay Governance LLC to advise it on executive, board of directors and general compensation matters for the Company, including updating the peer group, and the design of short- and long-term incentive compensation plans. In connection with such advice, Pay Governance LLC provided competitive market intelligence regarding executive officer and director compensation levels in the market, conducted an independent risk assessment of our executive compensation programs, an update on trends and developments in executive compensation and a review of annual incentive performance metrics. Pay Governance LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee and, taking into account the six compensation consultant independence factors adopted by the SEC to guide companies in determining the independence of compensation consultants, the Compensation Committee concluded that the work of Pay Governance LLC did not raise any conflicts of interest that are required to be disclosed and provides the Compensation Committee with objective and independent compensation advisory services.
Benchmarking
For purposes of benchmarking 2019 compensation levels and target opportunities, compensation of the Company’s executive officers was benchmarked against target compensation for similar positions at a selected comparator group of the Company. As noted above, the Compensation Committee targets each element of compensation in a reasonable range around the median, or midpoint, of compensation paid by such peer companies. Due to the limited number of direct competitors of the Company that are both publicly traded and in a similar line of business, the Compensation Committee worked with Pay Governance LLC to develop a customized benchmarking approach. In 2019, the Compensation Committee approved an approach for benchmarking that uses an array of industry data points to more fully inform the Compensation Committee’s perspective. Where available, three data points were used across the following three categories:
1.
Customized Business Services Industry Comparator Group;

2.
General Industry (Size-Adjusted using revenue regression to approximate Company’s annual revenues); and

3.
Insurance Industry (Companies with market cap between $500M and $2.5B).

The customized Business Services Industry comparator group was created using the following set of criteria: companies located in U.S., U.K. or Canada in similar industries and generally with a focus on business process outsourcing, including insurance, research and consulting, law and accounting firms, data processing, outsourced services, human resources and employment services and health care services; annual revenue between one-half to one-and-one-half times the Company’s annual revenue; market capitalization between three-quarters to four times the Company’s market capitalization; and a specified ratio of revenue to market capitalization.
The customized Business Services Industry group was as follows:
Barrett Business Services Inc.
CBIZ, Inc.
CorVel Corporation
CSG Systems International, Inc.
Exela Technologies, Inc.
Kforce Inc.
R1 RCM Inc.
Resources Connection
Robert Walters plc
SThree plc
Sykes Enterprises, Incorporated
TTEC Holdings Inc.
Changes from the 2018 peer group included the elimination of Convergys Corporation, FTI Consulting, Inc., GP Strategies Corporation, Insperity, Inc., ModusLink Global Solutions, Inc., Stewart Information Services Corporation, TrueBlue, Inc. and the addition of CorVel Corporation, CSG Systems International Inc., Exela Technologies, Inc., R1 RCM Inc., Robert Walters plc, and SThree plc.

Compensation and Risk Management
The Compensation Committee regularly evaluates whether our executive compensation philosophy, executed through the principles of pay for performance and aligning management and shareholder interests, encourages excessive or unnecessary risk-taking. The Compensation Committee believes that our executive compensation philosophy does not encourage excessive or unnecessary risk-taking. By dividing our executives’ compensation into base salary, annual cash incentive compensation and long-term equity incentive compensation, the Compensation Committee believes it appropriately weighs the performance-based compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation award opportunities are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term equity compensation is paid in the form of opportunities to earn shares of the Company’s Class A Common Stock, and the Compensation Committee may provide that such awards are both earned and vested over time. We believe performance goals coupled with time-based vesting for equity awards further encourages our executives’ sustained focus on the long-term performance of the Company. In 2019, Pay Governance LLC conducted an independent assessment of potential risks within the Company’s executive incentive plans. After reviewing these results, the Committee concluded that the plans were not likely to motivate inappropriate risk taking and the plans struck the appropriate balance between motivating performance and mitigating risk.
Stock Ownership Guidelines
The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders.
The Compensation Committee has also set executive stock ownership guidelines with specified equity ownership targets for certain Board-elected officers. The CEO is required to own shares of stock of the Company equal in value to three times his annual base salary. The remainder of our named executive officers are required to own shares of stock of the Company equal in value to two times their annual base salary. If an executive fails to meet or show sustained progress toward meeting the applicable ownership requirement, then the executive may be subject to one or more of the following: a reduction or elimination in any future long-term or other equity incentive awards that the executive may otherwise have been entitled to receive; an obligation to use the net after-tax proceeds of any cash incentive award paid by the Company to purchase shares of the Company’s stock; or a requirement that any cash incentive award to which the executive would otherwise be entitled be paid in shares of the Company’s stock. Our named executive officers are in compliance with the stock ownership guidelines.
Hedging and Pledging Policies
The Company has established a policy broadly prohibiting our employees and directors from engaging in any speculative, short-term or hedging activities (or activities that are designed to hedge) with respect to securities of the Company (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), without exceptions. In addition, members of the Board of Directors and officers may not engage in pledging Company securities as collateral to secure debt or engage in transactions where the Company’s securities are held in a margin account.
Clawback Policy
The Company’s clawback and recoupment policy covers any current or former officer of the Company subject to Section 16 of the Exchange Act. The policy requires covered officers to forfeit, and repay to the Company the portion of the officer’s incentive compensation received within the three years preceding an accounting restatement that exceeds the amount that would have been payable based on the restated financial results. In 2018, the Company’s clawback and recoupment policy was expanded to allow the Compensation Committee to direct the recovery of incentive compensation from certain individual officers if such officer engaged in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company’s financial results as filed with the SEC irrespective of whether or not the activity resulted in an accounting restatement.

Components of Compensation
Base Salary
For certain executive officers, including the named executive officers, the Company believes that it is appropriate to enter into written employment agreements with such persons. These agreements typically provide for, among other things, a minimum base salary, which was determined based on negotiations with the applicable person and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable. For additional information on our employment agreements with our named executive officers, see “Employment and Change in Control Arrangements” below.
The Compensation Committee typically re-evaluates the base salary of the CEO on an annual basis. In connection with this evaluation, the Compensation Committee performs an assessment of personal performance during the preceding year, historical and expected contributions to the Company. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee, with the assistance of its independent compensation consultant, also evaluates overall market conditions, both within the Company’s comparator group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of comparable positions at other companies. The Compensation Committee increased the base salary for the CEO from $730,000 to $750,000 (+2.7%) effective January 1, 2019.
Based on a variety of data (including published national surveys, recent and anticipated Company performance, discussions with the Compensation Committee, and other relevant information), the CEO annually considers and recommends to the Compensation Committee any increases in the base salaries of our other named executive officers for the next fiscal year. The Compensation Committee did not increase the base salary for any of our other named executive officers in 2019 from their base salaries for 2018.
Annual Cash Incentive Opportunity
Annual cash incentive award opportunities are intended to align our annual performance and results with the compensation paid to the persons who are most responsible for such performance, and to motivate and reward achievement of operational and strategic business goals. For 2019, the Compensation Committee approved award opportunities for our executive officers, including our named executive officers. These awards were granted under the Company’s short-term incentive plan (“STIP”), a component of the Crawford & Company 2016 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”).
Under the STIP, each participating executive officer is provided advance goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the executive’s position in the Company. Award payout eligibility generally requires, among other things, continued employment through the date of the actual payout. Due to the Company’s significant international operations and the fact that it reports its consolidated financial results in U.S. dollars, annual performance metrics are adjusted to eliminate the impact of exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not be consistent with our published GAAP results. Final payments pursuant to the STIP are at the discretion of the Compensation Committee.
For each of the named executive officers, the Compensation Committee established threshold, target and maximum award opportunity levels (as a percentage of 2019 annual base salary) for purposes of the STIP after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. The STIP award opportunities (set out as a percentage of each named executive officer’s 2019 annual base salary) were as set out below:

	Threshold Award Opportunity (as a percentage of base salary)	Target Award Opportunity (as a percentage of base salary)	Maximum Award Opportunity (as a percentage of base salary)
Mr. Agadi	13.5%	90.0%	180.0%
Mr. Verma	9.8	65.0	130.0
Mr. Swain	8.6	57.5	115.0
Ms. Lisenbey	8.6	57.5	115.0
Mr. Thomas	8.6	57.5	115.0
For 2019, the Compensation Committee selected performance under the following metrics as the basis for award opportunities, as these metrics are used by management to evaluate and analyze results and the impact on the Company of strategic decision making, and which the Compensation Committee considers as important to the Company and representative of the Company’s success in achieving operational and financial improvements:
Metric	Weight
Revenue	50%
Operating Earnings	20%
Operating Margin	15%
Free Cash Flow	15%
These metrics were measured at and applied on a Company-wide basis. For all of the named executive officers, 100% of their award opportunities were allocated to the achievement of these metrics, based on overall Company performance.
Given the Company’s focus on growth, revenue is the primary metric measured for determining the Company’s success in achieving operational and financial objectives under the 2019 plan. Nevertheless, operating earnings and operating margin are also important metrics under the 2019 plan. Operating earnings is the primary financial performance measure used by the Company’s senior management to evaluate the financial performance of the Company and make resource allocation decisions. The Company and the Compensation Committee believe operating earnings and operating margin are useful to others in that it allows them to evaluate operating performance using the same criteria used by the Company’s senior management. The Compensation Committee considers operating earnings and the related operating margin as appropriate metrics for determining payouts under the STIP instead of net income computed in accordance with generally accepted accounting principles in the United States (“GAAP”), believing operating earnings to be a more accurate performance measure given that operating earnings represent earnings before certain unallocated corporate and shared costs, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill and intangible asset impairment charges, restructuring and special charges, loss on disposition of business line, arbitration and claim settlements, income taxes, and net income or loss attributable to non-controlling interests. Free Cash Flow was added as a metric to the STIP in 2019, replacing Days Sales Outstanding (DSO), to ensure efficient management of working capital and our accounts receivables.
STIP awards were deemed earned for a relevant metric only if actual performance exceeded the specified threshold level. If actual performance did not equal or exceed the threshold level of any metric, no payout was made under that metric. If actual performance equaled target levels, participating executive officers were entitled to 100% of the target STIP award applicable to that metric. If actual performance for one or more metrics was between threshold and target levels, or target and maximum levels, the participating executive officers were entitled to a ratable portion of the STIP award based upon linear interpolation.
Goals for each relevant financial metric under the STIP were determined based on, and set at target levels as contained in, the Company’s 2019 internal operating plan. Threshold and maximum goals were set at the percentages of the target level. The following table sets forth the 2019 threshold and maximum goals for each financial metric under the STIP:

	Threshold Goal (as a percentage of target)	Maximum Goal (as a percentage of target)
Revenue	95.0%	105.0%
Operating Earnings	87.5	115.0
Operating Margin	87.5	115.0
Free Cash Flow	90.0	110.0
The following tables set forth the applicable threshold, target and maximum performance goals, and actual performance, for the corporate-wide metrics in 2019.
	Threshold	Target	Maximum	Actual
Revenue (thousands)	$1,030,370	$1,084,600	$1,138,830	$1,030,225(1)
Operating Earnings (thousands)	$91,000	$104,000	$119,600	$78,828(1)
Operating Margin	8.4%	9.6%	11.0%	7.7%
Free Cash Flow (thousands)	$39,800	$44,200	$48,620	$54,092

(1)
Adjusted for foreign exchange impact.

Based on 2019 performance, the actual STIP payouts approved by the Compensation Committee for Ms. Lisenbey and Messrs. Agadi, Verma, Swain and Thomas are set forth below.
	Actual Award (in dollars)	Actual Award (as a percentage of salary)	Actual Award (as a percentage of target)
Mr. Agadi	$202,500	27.0%	30.0%
Mr. Verma	107,250	19.5%	30.0%
Mr. Swain	78,936	17.2%	30.0%
Ms. Lisenbey	81,552	17.2%	30.0%
Mr. Thomas	79,953	17.2%	30.0%
Long-Term Incentive Opportunity for 2019
The Compensation Committee designed the Company’s long-term incentive compensation program with a goal of focusing management on enhancing long-term shareholder value. For 2019, long-term incentive plan (“LTIP”) award opportunities were granted to Ms. Lisenbey and Messrs. Agadi, Verma, Swain and Thomas under the terms of the Crawford & Company 2016 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”), and were denominated in shares of the Company’s Class A Common Stock.
The 2019 LTIP awards were based on a target award value, 50% of which were granted as performance share units conditioned on Company adjusted EPS performance, described below (the “Performance Award”), 30% of which were granted as time vested restricted stock units which vest based on the continued employment of the executive (the “Time Vested Award”), and 20% of which were granted as stock options (the “Option Awards”). The target value and breakout by award vehicle for each named executive officer are set forth below.
	Target Value ($)	Performance Share Units 50%	Time Vest Shares 30%	Stock Options 20%
Mr. Agadi	$1,000,000	$500,000	$300,000	$200,000
Mr. Verma	750,000	375,000	225,000	150,000
Mr. Swain	500,000	250,000	150,000	100,000
Ms. Lisenbey	500,000	250,000	150,000	100,000
Mr. Thomas	500,000	250,000	150,000	100,000
The Time Vested Awards and Option Awards vest ratably over a three-year period. The Performance Awards are earned based on 2019 – 2021 cumulative adjusted earnings per share targets. The Compensation

Committee selected adjusted earnings per share as the financial metric for determining payouts under the Performance Awards due to its correlation with the creation of value for shareholders. If the Company’s 2019 – 2021 cumulative adjusted earnings per share is at least $3.00, 50% of the award of performance share units will be earned. If the Company’s 2019 – 2021 cumulative adjusted earnings per share is at least $3.35, the “target” level, 100% of the award of performance share units will be earned. If the Company’s 2019 – 2021 cumulative adjusted earnings per share is $3.70 or greater, 200% of the award of performance share units will be earned. The percentage of performance share units earned will be adjusted ratably for cumulative adjusted earnings per share between $3.00 and $3.70. None of these performance share units will be earned if cumulative adjusted earnings per share are less than $3.00. Final payments pursuant to the performance awards are at the discretion of the Compensation Committee.
Results of 2017 – 2019 Performance Award Cycle
In February 2017, the Company granted award opportunities under the 2016 Omnibus Stock Plan with the actual award amount based on the Company’s aggregate earnings per share for the 3-year period from 2017 to 2019. The award target was set at $3.10 earnings per share and the threshold was at $2.80 earnings per share. The Company’s aggregate earnings per share for the three-year period was below the threshold performance level, resulting in no shares being earned from the 2017 Performance Award.
Other Elements of Compensation
Based on market competitive practices and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain and Mr. Thomas participate in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All named executive officers are also eligible to participate in a qualified 401(k) plan (the “401(k) Plan”) and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. The Company also provides life insurance benefits, disability insurance benefits, automobile allowances and reimbursement of club dues for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below. Certain of our named executive officers are also party to employment arrangements that provide severance and change-in-control protection.
Tax and Accounting Considerations; Deductibility of Executive Compensation
In evaluating compensation program alternatives, the Compensation Committee has considered the potential impact on our company of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to their chief executive officers and certain other named executive officers (“covered employees”). An exemption from the $1 million deduction limit for performance-based compensation was generally repealed by the Tax Cuts and Jobs Act in 2017. While the previously available exemption is generally no longer available, in making its compensation decisions for our covered employees, the Compensation Committee endeavors to focus on performance-based components of executive compensation, while retaining maximum flexibility in designing compensation programs that are in the best interests of our company and our shareholders, even if that approach may result in payments which are not deductible under Section 162(m).

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following tables provide information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2019.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
H.V. Agadi President and Chief Executive Officer	2019	$750,000	$—	$799,988	$199,999	$202,500	$4,943	$55,241	$2,012,671
	2018	723,077	250,000	799,989	200,216	191,831	351	61,919	2,227,383
	2017	700,000	—	799,983	200,000	283,220	1,203	49,958	2,034,364
R. Verma Executive Vice President, Global Chief Operating Officer	2019	$550,000	$—	$599,984	$149,999	$107,250	$8,170	$26,845	$1,442,248
	2018	550,000	103,125	439,993	110,119	108,857	540	22,740	1,335,374
	2017	270,769	—	564,000	—	100,000	—	5,306	940,075
W.B. Swain Executive Vice President, Chief Financial Officer	2019	$457,600	$—	$399,989	$99,999	$78,936	$66,944	$29,073	$1,132,541
	2018	448,000	125,000	399,986	100,108	72,835	(15,557)	23,030	1,153,402
	2017	416,000	—	399,982	99,998	120,975	35,276	18,215	1,090,446
D.M. Lisenbey Executive Vice President; Global President – Crawford TPA Solutions	2019	$472,770	$—	$399,989	$99,999	$81,552	$8,589	$24,394	$1,087,293
	2018	470,631	125,000	399,986	100,108	81,152	785	33,881	1,211,543
	2017	463,500	—	399,982	99,998	248,330	2,973	31,119	1,245,902
L.C. Thomas Executive Vice President; Global President – Crawford Specialty Solutions	2019	$463,500	$—	$399,989	$99,999	$79,954	$90,673	$46,839	$1,180,954
	2018	463,500	125,000	399,986	100,108	81,152	(23,997)	31,933	1,177,682
	2017	463,500	—	399,982	99,998	230,134	34,671	23,515	1,251,800

(1)
The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 12 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The amounts disclosed here include payout, at Target performance, for our Performance Share Units. See the Grants of Plan-Based Awards table for the range of potential payouts under the Performance Share Units.

(2)
See the section “Compensation Discussion and Analysis” for a discussion of how these amounts were calculated.

(3)
Represents the following amounts for 2019: (i) Mr. Swain: $13,239 preferential earnings from the Deferred Compensation Plan and $53,705 actuarial increase in pension value; (ii) Mr. Agadi, Mr. Verma and Ms. Lisenbey: $4,943, $8,170 and $8,589 respectively, preferential earnings from the Deferred Compensation Plan; and (iii) Mr. Thomas: $5,895 preferential earnings from the Deferred Compensation Plan and $84,778 actuarial increase in pension value.

(4)
Represents the following amounts for 2019: (i) Mr. Agadi: $8,400 Company contribution to the 401(k) Plan; a $23,980 Company contribution to the Deferred Compensation Plan; a $2,360 automobile allowance; and $20,501 in premium payments on term life insurance; (ii) Mr. Verma, a $8,400 Company contribution to the 401(k) Plan; a $10,343 Company contribution to the Deferred Compensation Plan; moving expenses of  $6,334; and $1,768 in premium payments on term life insurance; (iii) Mr. Swain: a $8,400 Company contribution to the 401(k) Plan; a $9,466 Company contribution to the Deferred Compensation Plan; $5,021 automobile allowance; $3,777 in premium payments on term life insurance;

and $2,409 in club dues; (iv) Ms. Lisenbey: a $8,400 Company contribution to the 401(k) Plan; a $10,549 Company contribution to the Deferred Compensation Plan; a $2,211 automobile allowance; and $3,234 in premium payments on term life insurance; (v) Mr. Thomas: a $8,400 Company contribution to the 401(k) Plan; a $10,299 Company contribution to the Deferred Compensation Plan; a $10,148 car allowance; $5,492 in premium payments on term life insurance; and $12,500 in club dues.
(5)
Mr. Swain’s base salary was increased to $457,600 effective April 1, 2018. The raise was partially reflected in the amount listed for his 2018 salary and reflected fully in the amount listed for his 2019 salary.

(6)
Ms. Lisenbey’s base salary was increased to $472,770 effective April 1, 2018. The raise was partially reflected in the amount listed for her 2018 salary and reflected fully in the amount listed for her 2019 salary.

Grants of Plan-Based Awards
The Company maintains the Omnibus Stock Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. The Omnibus Stock Plan was adopted at the Company’s 2016 annual meeting of shareholders, and, effective May 11, 2016, replaced the Crawford & Company Executive Stock Bonus Plan (the “Stock Bonus Plan”) for purposes of awards granted following that meeting. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2019 to each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name and Position	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
H. V. Agadi(1)	2/11/2019	$101,250	$675,000	$1,350,000	—	—	—	—	—	—	—
H. V. Agadi	2/11/2019	—	—	—	25,773	51,546	103,092	30,927	77,760	$9.70	$999,987
R. Verma(1)	2/11/2019	53,625	357,500	715,000	—	—	—	—	—	—	—
R. Verma	2/11/2019	—	—	—	19,330	38,659	77,318	23,195	58,320	9.70	749,983
W. B. Swain(1)	2/11/2019	39,468	263,120	526,240	—	—	—	—	—	—	—
W. B. Swain	2/11/2019	—	—	—	12,887	25,773	51,546	15,463	38,880	9.70	499,989
D. M. Lisenbey(1)	2/11/2019	40,776	271,843	543,686	—	—	—	—	—	—	—
D. M. Lisenbey	2/11/2019	—	—	—	12,887	25,773	51,546	15,463	38,880	9.70	499,989
L. C. Thomas(1)	2/11/2019	39,977	266,513	533,025	—	—	—	—	—	—	—
L. C. Thomas	2/11/2019	—	—	—	12,887	25,773	51,546	15,463	38,880	9.70	499,989

(1)
Amounts represent the potential payout of awards granted under the STIP. These awards were granted subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis Annual Cash Incentive Opportunity.” Actual amounts paid under the STIP to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)
Represents the potential number of performance share units payable under the LTIP. These awards are subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis Long-Term Incentive Opportunity.”

(3)
Exercise price of  $9.70 of all stock awards granted on February 11, 2019.

(4)
The grant date fair value of awards granted under the LTIP to the named executive officers was determined as reported in the Summary Compensation Table under the “Stock Awards” column.

Outstanding Equity Awards at December 31, 2019
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2019 of each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
H. V. Agadi	100,000	—	—	$9.00	8/2/2026	—	—	—	—
	100,000	—	—	10.00	8/2/2026	—	—	—	—
	47,893(1)	23,946(1)	—	9.22	2/8/2027	—	—	—	—
	24,006(2)	48,014(2)	—	8.60	2/7/2028	—	—	—	—
	—	77,760(3)	—	9.70	2/11/2029	—	—	—	—
	—	—	—	—	—	—	—	11,861(4)	$136,046
	—	—	—	—	—	—	—	58,139(5)	666,854
	—	—	—	—	—	—	—	20,722(6)	237,681
	—	—	—	—	—	—	—	51,546(7)	591,233
R. Verma	13,203(2)	26,408(2)	—	8.60	2/7/2028	—	—	—	—
	—	58,320(3)	—	9.70	2/11/2029	—	—	—	—
	—	—	—	—	—	—	—	6,524(4)	74,830
	—	—	—	—	—	—	—	31,976(5)	366,765
	—	—	—	—	—	—	—	15,541(6)	178,255
	—	—	—	—	—	—	—	38,659(7)	443,419
	—	—	—	—	—	—	—	25,000(8)	286,750
W.B. Swain	23,946(1)	11,973(1)	—	9.22	2/8/2027	—	—	—	—
	12,003(2)	24,007(2)	—	8.60	2/7/2028	—	—	—	—
	—	38,880(3)	—	9.70	2/11/2029	—	—	—	—
	—	—	—	—	—	—	—	5,930(4)	68,017
	—	—	—	—	—	—	—	29,069(5)	333,421
	—	—	—	—	—	—	—	10,361(6)	118,841
	—	—	—	—	—	—	—	25,773(7)	295,616
D.M. Lisenbey	23,946(1)	11,973(1)	—	9.22	2/8/2027	—	—	—	—
	12,003(2)	24,007(2)	—	8.60	2/7/2028	—	—	—	—
	—	38,880(3)	—	9.70	2/11/2029	—	—	—	—
	—	—	—	—	—	—	—	5,930(4)	68,017
	—	—	—	—	—	—	—	29,069(5)	333,421
	—	—	—	—	—	—	—	10,361(6)	118,841
	—	—	—	—	—	—	—	25,773(7)	295,616
L.C. Thomas	14,500	—	—	5.08	3/27/2023	—	—	—	—
	23,946(1)	11,973(1)	—	9.22	2/8/2027	—	—	—	—
	12,003(2)	24,007(2)	—	8.60	2/7/2028	—	—	—	—
	—	38,880(3)	—	9.70	2/11/2029	—	—	—	—
	—	—	—	—	—	—	—	5,930(4)	68,017
	—	—	—	—	—	—	—	29,069(5)	333,421
	—	—	—	—	—	—	—	10,361(6)	118,841
								25,773(7)	295,616

(1)
Shares vested 33.33% on February 8, 2018 and February 8, 2019 and vest 33.34% on February 8, 2020.

(2)
Shares vested 33% on February 7, 2019 and vest 33% on February 7, 2020, and 34% on February 7, 2021.

(3)
Shares vest 33.33% on February 11, 2020 and February 11, 2021 and 33.34% on February 11, 2022.

(4)
Shares vest 34% on December 31, 2021.

(5)
Shares vest 100% on December 31, 2020 and are based on performance criteria for 2018-2020.

(6)
Shares vested 33% December 31, 2019 and vest 33% and 34% on December 31, 2020 and December 31, 2021, respectively.

(7)
Shares vest 100% on December 31, 2021 and are based on performance criteria for 2019-2021.

(8)
Restricted shares vest 100% on July 1, 2020.

Option Exercises and Stock Vested
The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers. All such awards were exercised for shares of Class A Common Stock.
Name	Option Awards Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Stock Awards Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. V. Agadi	—	—	32,779	$375,975
R. Verma	—	—	38,985	418,658
W. B. Swain	36,582	$188,028	16,390	187,993
D. M. Lisenbey	36,400	167,802	16,390	187,993
L. C. Thomas	—	—	16,390	187,993
Pension Benefits at December 31, 2019
The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, Messrs. Swain and Thomas participate in the Retirement Plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. Prior to 2017, in place of the accruals under the now frozen Retirement Plan, the Company at times made a discretionary contribution to the 401(k) Plan for eligible employees based on years of service, compensation and the Company’s financial results. This discretionary contribution was discontinued in 2017 following the last contribution made for the 2016 fiscal year. The following table provides information concerning the pension benefits at December 31, 2019 with respect to the named executive officers.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
H. V. Agadi		—	—	—
R. Verma		—	—	—
W. B. Swain	Crawford & Company Retirement Plan	10	$288,768	—
D. M. Lisenbey		—	—	—
L. C. Thomas	Crawford & Company Retirement Plan	18	603,777	—
Nonqualified Deferred Compensation
The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or 401(k) Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. The SERP currently allows the Company, if it elects to make a discretionary contribution to the 401(k) Plan for eligible employees, to also make an additional SERP matching contribution to the SERP for participants in the SERP. The Company may also make contributions to the Deferred Compensation Plan to make up for benefits not provided under the 401(k) Plan because of limitations on individual contributions to the 401(k) Plan. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.
Name	Executive Contributions in Last FY ($)(1)	Company’s Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
H. V. Agadi	$112,499	$21,939	$10,303	$—	$285,666
R. Verma	137,214	7,350	17,029	—	428,719
W. B. Swain	60,327	6,749	27,594	161,144	591,123
D. M. Lisenbey	47,277	11,907	17,903	—	410,717
L. C. Thomas	46,350	12,559	12,286	—	289,897

(1)
These amounts were also included in “Salary” for 2019 in the Summary Compensation Table.

(2)
These amounts were also reported in “All Other Compensation” in the “Summary Compensation Table” in the Registrant’s Proxy Statement for its 2019 annual meeting.

(3)
The listed amounts reflect the balances credited to the accounts as of December 31, 2019. Of those amounts, the following above market amounts of interest were credited to those accounts for 2019: Mr. Agadi, Mr. Verma, Mr. Swain, Ms. Lisenbey and Mr. Thomas: $4,943, $8,170, $13,239, $8,589 and $5,895, respectively. For 2018: Mr. Agadi, Mr. Verma, Mr. Swain, Ms. Lisenbey and Mr. Thomas: $351, $540, $1,603, $785 and $480, respectively. For 2017: Mr. Agadi, Mr. Swain, Ms. Lisenbey and Mr. Thomas: $1,203, $7,008, $2,973 and $2,212, respectively.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
The Company is party to agreements with its named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.
Employment and Severance Agreements
Mr. Agadi
On June 21, 2016, the Company entered into an employment agreement with Mr. Agadi to serve as President and Chief Executive Officer for a term through March 31, 2018, with his service to be renewed for additional one-year periods unless advance notice of non-renewal is given. In exchange for such service, Mr. Agadi is entitled to an annual salary of  $750,000 subject to periodic review by the Compensation Committee. Mr. Agadi is also eligible to participate in the STIP and the LTIP. Both such award opportunities, including amounts and metrics, are determined by the Compensation Committee. Mr. Agadi is also entitled to such other compensation and benefits as are in conformity with Company policy for senior executives, including a car allowance, as approved by the Compensation Committee.
Mr. Agadi’s employment agreement provided for a grant under the terms of the Omnibus Stock Plan, of an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $9.00 per share and an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of  $10.00 per share. The option awards vest over a three year period, and expire ten years from the date of grant.
If Mr. Agadi is (i) terminated without cause (which shall include a material diminution in his duties or compensation), including such a termination following a change of control of the Company; or (ii) his employment is not renewed by the Company on or prior to February 1, 2020 (without cause), Mr. Agadi will be entitled to 18 months of his then-current salary plus a pro rata cash bonus for the year of his termination. If his employment is not renewed by the Company (without cause) after February 1, 2020, Mr. Agadi will be entitled to 50% of the severance amount set out above (9 months) plus a pro rata cash bonus for the year of his termination. In the event Mr. Agadi’s employment is not renewed as a result of his retirement, no severance amounts shall be paid.
Any such payments will be conditioned on Mr. Agadi entering into a separate and mutually acceptable agreement with the Company, which agreement will contain a general release of the Company and covenants restricting solicitation of clients and employees for up to 18 months following his departure.
Mr. Verma
On June 22, 2017, the Company entered into an employment agreement appointing Mr. Verma as Chief Operating Officer, effective as of July 5, 2017. In exchange for such service, Mr. Verma is entitled to an annual salary of  $550,000, subject to periodic review by the Company’s President and Chief Executive Officer. Mr. Verma is entitled to an annual cash incentive opportunity under the Company’s Short-Term Incentive Plan and/or Management Team Incentive Compensation Plan, or any successor plan(s), with a current target award of not less than 65% of his annual base salary, and a maximum award opportunity of 130% of his annual base salary. Beginning in 2018, Mr. Verma is eligible to participate in the Company’s long-term incentive plan, administered under the Company’s Omnibus Stock and Incentive Plan, or any successor plan. Both short-term and the long-term award opportunities, including amounts and metrics, will be determined by the Compensation Committee.
Mr. Verma’s employment agreement also provides, subject to the terms of the Company’s Omnibus Stock and Incentive Plan, a grant of 75,000 restricted shares of Class A common stock of the Company. The restricted shares vest over the three-year period following the date of grant. Mr. Verma is also entitled to such other compensation and benefits as are in conformity with Company policy for senior executives.
If Mr. Verma is terminated without cause (as defined by the Company’s President and Chief Executive Officer) or following a change of control of the Company, Mr. Verma will be entitled to 12 months of his then-current salary plus a pro rata cash bonus for the year of his termination. Any such payments will be conditioned on Mr. Verma entering into a separate agreement with the Company, which agreement will contain a general release of the Company and covenants restricting competition, solicitation of clients and solicitation of employees following his departure.
Mr. Swain
On August 1, 2012, the Company entered into an employment agreement with Mr. Swain. Pursuant to the agreement, Mr. Swain is entitled to an annual base salary of at least $400,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Swain is eligible to participate in the STIP and the LTIP. In addition, Mr. Swain is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.

In the event that Mr. Swain’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Swain will be entitled to receive: (i) eighteen months of his then-current base salary and (ii) the pro-rata amount of any bonus which would have been earned for the year in which he is terminated, provided all applicable performance conditions are met. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Swain entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.
In connection with entering into the agreement, Mr. Swain also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Swain to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.
Ms. Lisenbey
Effective July 1, 2014, the Company entered into an employment agreement with Ms. Lisenbey. Pursuant to the agreement, Ms. Lisenbey is entitled to an annual base salary of  $430,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Ms. Lisenbey is eligible to participate in the STIP and the LTIP. In addition, Ms. Lisenbey is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.
Under the terms of the agreement, Ms. Lisenbey was granted 45,000 shares of restricted stock under the Company’s Stock Bonus Plan, all of which vested on July 1, 2017.
In the event that Ms. Lisenbey’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Ms. Lisenbey will be entitled to receive a lump sum amount equal to twelve months of her then-current base salary. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Ms. Lisenbey entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.
In connection with entering into the agreement, Ms. Lisenbey also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Ms. Lisenbey to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of her employment.
Mr. Thomas
On February 11, 2015, the Company entered into an employment agreement with Mr. Thomas. Pursuant to the agreement, Mr. Thomas is entitled to an annual base salary of  $450,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Thomas is eligible to participate in the STIP and the LTIP. In addition, Mr. Thomas is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.
Under the terms of the agreement, Mr. Thomas was granted 20,000 shares of restricted stock under the Company’s Stock Bonus Plan, all of which vested over a three year period.
In the event that Mr. Thomas’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Thomas will be entitled to receive a lump sum amount equal to six months of his then-current base salary. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Thomas entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Thomas also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Thomas to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.
Equity Incentive Plans and Awards
Awards issued under the Omnibus Stock Plan are subject to vesting conditions described in related award agreements. Unvested, earned LTIP awards issued under the Company’s Omnibus Stock Plan or the Stock Bonus Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement or separation from service in connection with a change-in-control of the Company. In the event of such an executive’s termination of employment as a result of death, disability or retirement, the executive’s unvested earned performance awards will continue to vest as if the executive had remained employed by the Company. In the event of such an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards will vest on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.
Pension and Other Benefits
Upon retirement or other termination of employment, certain executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation Pension Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.
Termination and Change-in-Control Tables for 2019
The following table summarizes the compensation and other benefits that would have become payable to certain of our named executive officers assuming their employment had terminated on December 31, 2019. In addition, the table also summarizes the compensation that would become payable to these named executive officers assuming that a change in control of the Company had occurred on December 31, 2019.
In reviewing these tables, please note the following:
•
Cash severance in connection with a Change in Control or a termination without cause without a Change in Control is paid over time, consistent with the current payroll process.

•
Life insurance benefits payable upon death represent the death benefit payable to the officer’s beneficiaries by the life insurance company.

•
Disability benefits reflect benefits payable to the employee by the plan provider resulting from a qualified illness or injury as defined in the plan.

•
No payment value was ascribed to presently vested and exercisable equity incentive awards, as such awards are not impacted by a separation from service or change in control.

•
All parties complied with any required notice provisions in the applicable agreement.

•
Each of the named executive officers complied with all restrictive and other covenants applicable to such officer.

•
Performance stock awards subject to achievement of performance goals are not included in the stock award totals until those performance goals are achieved under any condition, with the exception of change of control, where we include prorata for time elapsed at 100% achievement of that target as provided in the applicable agreements in the event of a change of control.

Benefits and Payments	Termination in Connection with a Change in Control	Termination Without Cause	Termination for Good Reason	Death	Disability
H.V. Agadi
Cash Severance	$1,327,500	$1,327,500	$1,327,500	$—	$—
Stock Awards	1,015,626	373,727	373,727	373,727	373,727
Life Insurance	—	—	—	2,100,000	—
Disability Benefits	—	—	—	—	975,000
Total	$2,343,126	$1,701,227	$1,701,227	$2,473,727	$1,348,727
R. Verma
Cash Severance	$657,250	$657,250	$—	$—	$—
Stock Awards	931,896	539,836	—	253,086	253,086
Life Insurance	—	—	—	1,100,000	—
Disability Benefits	—	—	—	—	649,800
Total	$1,589,146	$1,197,086	$—	$1,353,086	$902,886
W.B. Swain
Cash Severance	$765,336	$765,336	$—	$—	$—
Stock Awards	507,804	186,857	—	153,240	153,240
Life Insurance	—	—	—	832,000	—
Disability Benefits	—	—	—	—	491,400
Total	$1,273,140	$952,193	$—	$985,240	$644,640
D.M. Lisenbey
Cash Severance	$472,770	$472,770	$—	$—	$—
Stock Awards	507,804	186,857	—	153,240	153,240
Life Insurance	—	—	—	927,000	—
Disability Benefits	—	—	—	—	547,800
Total	$980,574	$659,627	$—	$1,080,240	$701,040
L.C. Thomas
Cash Severance	$231,750	$231,750	$—	$—	$—
Stock Awards	507,804	186,857	—	153,240	153,240
Life Insurance	—	—	—	927,000
Disability Benefits	—	—	—	—	547,800
Total	$739,554	$418,607	$—	$1,080,240	$701,040

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Agadi, our CEO:
For 2019, our last completed fiscal year:
▪
the annual total compensation of our median employee was $53,912; and

▪
the annual total compensation of our CEO was $2,012,671.

Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 37 to 1.
Below is a description of the methodology and the material assumptions, adjustments and estimates that we used to identify our median employee. We believe that this information is useful to put into context the ratio comparing the annual total compensation of the median employee in our company with the annual total compensation of our CEO.
We determined that, as of October 31, 2019, our employee population consisted of approximately 7,283 individuals working at the Company and our consolidated subsidiaries. Given our global business, our workforce is distributed among a number of countries and regions. Of those, approximately 41% of these employees are located in the United States.
As of October 31, 2019, employee population was distributed as follows (all numbers approximate):
Location	Employees
United States	3,005
Canada	1,114
United Kingdom	1,097
Europe, Middle East, and Africa	641
Australia	439
Philippines	553
Asia Pacific	291
Latin America	143
Total	7,283
Given our multiple payroll systems and the differing fiscal years of our company and its subsidiaries, to identify our median employee we measured compensation using the 12-month period ending December 31, 2018. Our compensation programs vary from region to region and among our various consolidated subsidiaries in each region, from country to country. Our employees are compensated on either a salaried basis or an hourly basis. In addition, some employees receive commissions or bonuses. We included salary or hourly wages, as applicable, as well any bonuses or commissions earned for 2018 (irrespective of whether such amounts were paid in 2018 or 2019) in our measurement.
Our workforce includes a number of part-time employees and temporary employees. In making our determination of the median employee, we did not annualize the compensation of part-time employees, temporary employees, or employees who were hired in 2018 but did not work for us or our consolidated subsidiaries for the entire fiscal year. In certain regions employees are paid based on a 13 month year, which we annualized for purposes of the determination of the median employee. We also did not make any cost-of-living adjustments in identifying the median employee. For purposes of this disclosure, we applied foreign currency to U.S. dollar exchange rates using the rate of exchange of each applicable currency as of October 31, 2018.
Using this methodology, the median of the annual total compensation of all of our employees (other than our CEO), was $51,979. Based on that analysis, we determined that our median employee was a full-time, salaried employee located in the United States. With respect to the annual total compensation of our median employee, we identified and calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of  $53,912. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2019 Summary Compensation Table included in this Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
MICHELLE E. JARRARD, CHAIRPERSON
JESSE C. CRAWFORD
CHARLES H. OGBURN
STOCK OWNERSHIP INFORMATION
Security Ownership of Management
The following table sets forth information, as of March 20, 2020, as to shares of Class A and Class B Common Stock beneficially owned by each current director, director nominee, each of the named executive officers, and all current directors and executive officers as a group. As of March 20, 2020, there were 30,518,579 shares of Class A Common Stock and 22,510,44 shares of Class B Common Stock outstanding.
	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Harsha V. Agadi(3)	591,187	—	1.9%	—
Inga K. Beale	9,116	—	—	—
Jesse C. Crawford(4)	10,976,299	12,823,599	35.9	56.9%
Jesse C. Crawford , Jr.(5)	1,155,825	49,238	3.8	—
Lisa G. Hannausch	16,611	—	—	—
Michelle E. Jarrard	23,556	—	—	—
Charles H. Ogburn(6)	421,974	1,000	1.4	—
Rahul Patel	35,844	—	—	—
D. Richard Williams	53,164	—	—	—
Rohit Verma(7)	154,054	—	—	—
W. Bruce Swain(8)	316,256	—	1.0	—
Danielle M. Lisenbey(9)	210,623	—	—	—
Larry C. Thomas(10)	202,030	73	—	—
All Directors and Executive Officers as a Group (18 persons)(11)	14,710,195	12,880,910	48.2%	57.2%

(1)
Except as otherwise indicated in the following footnotes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)
Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)
Includes 356,835 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2020.

(4)
The shares of Class A Common Stock shown as beneficially owned by Mr. Crawford include 19,691 shares held in trust for his son over which he has sole voting and shared dispositive power, 1,822,335 shares held by Rex Holdings, LLC over which he has sole voting and dispositive power, 1,827,665 shares held by Keepers, LLC over which he has sole voting and dispositive powers, 929,700 shares held in the 2012 Family Trust over which his wife is trustee, but he has indirect dispositive power pursuant to a substitution power in the trust and an unaffiliated bank has the power to add charities as beneficiaries of the trust and distribute shares to any such charities, 577,679 shares held in an irrevocable trust over which his wife is trustee, 44,684 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee, and 379,921 shares owned by Crawford Partners, L.P. (“Partners”). Mr. Crawford holds 100% of the membership units of Liverpool II, LLC (“Liverpool”), which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. Each of Partners and Liverpool report sole voting and dispositive power over 379,921 shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. See Note (1) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.
(5)
Does not include 577,679 shares of Class A Common Stock and 19,691 shares of Class B Common Stock held in trusts where he is the beneficiary, but over which he has no voting or dispositive power.

(6)
The shares shown as beneficially owned by Mr. Ogburn include 22,451 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(7)
Includes 45,847 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2020.

(8)
Includes 72,885 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2020.

(9)
Includes 72,885 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2020.

(10)
Includes 87,385 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2020.

(11)
Includes 971,842 shares of Class A Common Stock as to which voting or dispositive power is shared and 872,610 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2020.

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 20, 2020:
Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class B Shares Outstanding
Jesse C. Crawford Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329	12,823,599	56.9%
Paradice Investment Management LLC 257 Fillmore Street, Suite 200 Denver, Colorado 80206	1,364,979	6.1%

(1)
Based on a Schedule 13D/A filed with the SEC by Jesse C. Crawford and Liverpool II, LLC (“Liverpool”) and Crawford Partners, L.P. (“Partners”), entities controlled by Mr. Crawford. Mr. Crawford holds 100% of the membership units of Liverpool, which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. According to said Schedule 13D/A, Mr. Crawford directly or indirectly has or can exercise sole voting and dispositive power over the shares. Each of Partners and Liverpool report sole voting and dispositive power over 10,466,931 of the above-reported shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. The amount also includes 394,912 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee.

(2)
Based upon a Schedule 13G/A filed with the SEC by Paradice Investment Management LLC on February 7, 2020. According thereto, Paradice Investment Management LLC shares voting power with respect to 1,114,185 shares and shares dispositive power with respect to all of the shares with Paradice Investment Management Pty Ltd.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND
RELATED TRANSACTIONS
The Company had the following transactions during 2019:
•
The Company shared the cost of a suite at the Mercedes Benz Stadium in Atlanta for the 2019 Super Bowl with Crawford Media Services, a company wholly owned by Mr. Crawford, for $355,000.

For information on the Company’s related party transactions policy, please refer to the Audit Committee discussion under “Standing Committees and Attendance at Board and Committee Meetings,” above.
EQUITY COMPENSATION PLANS
The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2019. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,981,853(1)	$8.90(2)	8,341,153(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,981,853	$8.90	8,344,153

(1)
Shares issuable pursuant to outstanding options under the Company’s stock option plans (1,693,643 shares), the Employee Stock Purchase Plan, as amended (104,472 shares), and the U.K. ShareSave Scheme (183,738 shares).

(2)
Includes exercise prices for outstanding options under the Company’s stock option plans, the Employee Stock Purchase Plan, and the U.K. ShareSave Scheme.

(3)
Represents shares which may be issued under, the Employee Stock Purchase Plan (823,457), the Non-Employee Director Stock Plan (606,559), the U.K. ShareSave Plan (177,349), the Omniubus Incentive Plan (5,809,612) and the International Employee Stock Purchase Plan (924,176). Excludes all shares that were unearned at December 31, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2019, all of its officers, directors and greater than ten percent beneficial owners timely complied with all applicable filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of Ms. Jarrard as Chairperson, Messrs. Crawford and Ogburn. None of the foregoing individuals are or have been in the past officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO THE CRAWFORD & COMPANY INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
General
On February 11, 2020, at the recommendation of the Compensation Committee, the Board approved an amendment to the Crawford & Company International Employee Stock Purchase Plan (the “International Plan”) to extend the term of the International Plan until June 1, 2029, The International Plan was initially adopted by the Board of Directors, and approved by the Company’s shareholders, effective as of May 5, 2009.
The International Plan provides for grants of rights to purchase shares of the Company’s Class A Common Stock to the non-U.S. employees of the Company and its Designated Subsidiaries. The purpose of the International Plan is to encourage stock ownership in the Company by non-U.S. employees in connection to the belief that such ownership will increase his or her interest in the success of the Company and will provide an additional incentive for him or her to remain in the employ of the Company or Designated Subsidiary.
Under the International Plan, awards of stock options are made to the non-U.S. employees of the Company each year. Benefits under the International Plan will depend on a number of factors, including the size of awards to a non-U.S. employee and the fair market value of the Company’s Common Stock on future dates.
Under the proposed amendment to the International Plan, the term of the International Plan would be extended until June 1, 2029.
On March 20, 2020 the closing price of the Company’s Class A Common Stock was $6.65.
Summary of the International Employee Stock Purchase Plan
A summary of the principal features of the International Employee Stock Plan is provided below, but is qualified in its entirety by reference to the full text of the International Plan that is attached as Appendix B to this Proxy Statement and incorporated by reference herein.
Administration
The International Plan is administered by the Compensation Committee. The Compensation Committee must consist of two or more directors who are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. The Compensation Committee has complete discretionary authority to interpret and administer the International Plan. The Board of Directors has authority to amend the International Plan.
Shares Available for Issuance
A total of 1,000,000 shares of the Company’s Class A Common Stock are reserved for issuance under the International Plan, as previously approved by the shareholders. Any shares of stock subject to awards under the International Plan that expire or are cancelled, forfeited or otherwise terminated, without shares having been delivered, would again be available for use under the International Plan.
Awards Under the International Plan
The Board of Directors has the authority to determine awards made under the International Plan. The following types of awards may be made under the International Plan.
International Stock Purchase Rights
A stock option confers upon an option holder the right to purchase Class A Common Stock at a specified price, subject to such restrictions on vesting as the Board may determine. A stock option grant will be granted on the Offering Date of each Offering Period, at which time each Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period

(at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Employee be permitted to purchase during any Offering Period more than 5,000 shares of the Common Stock.
Vesting
The vesting conditions for awards are established by the Board of Directors at the time of grant.
Non-Transferability
Awards are not transferable except by will or the laws of descent and distribution. During the non-U.S. employee’s lifetime, awards may be exercised only by the employee.
Adjustments
If there is a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or similar event, then appropriate adjustments will be made by the Compensation Committee to the number and kind of shares available for issuance as awards and to the number and kind of shares allocated to unvested or unexercised awards granted prior to such change.
Corporate Transactions
Unless otherwise provided in an award agreement, upon the consummation of  (a) dissolution or liquidation of the Company, (b) a sale of all or substantially all of the assets of the Company, (c) a reorganization, merger or consolidation of the Company with one or more corporations where the Company is not the surviving or resulting corporation or (d) a reverse merger in which the Company is the surviving corporation but the shares of Class A Common Stock outstanding immediately prior to the merger are converted by virtue of the merger to other property, any award granted prior to any such event will vest in full.
Term of Plan
As amended, the Plan will continue through June 1, 2029, unless it is earlier terminated by the Board.
United States Federal Income Tax Consequences
The following is a brief summary of the principal United States federal income tax consequences of participation in the International Plan, based on current United States federal income tax law. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.
Generally, an employee will not recognize taxable income on the grant of a stock option. Upon the exercise of a stock option, the employee will recognize ordinary income in an amount equal to the difference between the fair market value of the Company’s Common Stock received on the date of the exercise and the option cost (number of shares exercised multiplied by the exercise price per share). The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the employee upon exercise.
Shareholder Approval
In order to be effective, the proposed amendment to the International Plan must be approved by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. Any shares that are not voted will have no impact on the outcome of the vote on the International Plan. Unless otherwise instructed, the Proxy Committee will vote proxies held by them FOR the proposed amendment to the International Plan.

Eligible Employees
All Non-U.S employees are potentially eligible to participate in the Plan. The Company has approximately 3,500 non-U.S. employees. Currently, the Plan is only offered to the approximately 517 employees in Australia and 11 employees participate.
The Board of Directors unanimously recommends a vote FOR the approval of the proposed amendment to the Crawford & Company International Employee Stock Purchase Plan.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITOR
Ernst & Young LLP has been appointed by the Audit Committee of the Board of Directors to serve as the independent auditor for the Company for the fiscal year 2020. Ernst & Young LLP has served as the independent auditor of the Company since the Company’s 2002 fiscal year. Although the selection and appointment of an independent auditor is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment as a matter of good corporate governance. Despite the appointment of Ernst & Young LLP as the Company’s independent auditor and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to appoint another auditor for 2020, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, if present, will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.
Fees Paid to Ernst & Young LLP
In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2019 and 2018:
	2019	2018
Audit Fees(1)	$3,444,207	$4,519,859
Audit related fees(2)	438,414	634,039
Tax fees(3)	371,789	1,424,300
All other fees	—	—
Total	$4,254,410	$6,578,198

(1)
Audit fees include: the annual consolidated financial statement audit, including fees related to changes in enacted tax law and implementation of new enterprise reporting system in the U.S., the annual audit of internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q, statutory and other financial statement audits.

(2)
Audit related fees include: service organization control reports and due diligence services related to acquisition activity.

(3)
Tax fees consist principally of professional services rendered for tax compliance, tax planning and advice, including fees related to changes in enacted tax law.

The Audit Committee reviews and pre-approves, in addition to all audit services, all non-audit services to be provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such services after due deliberation.
The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditor for 2020.

AUDIT COMMITTEE REPORT
In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent auditor the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Management is responsible for the Company’s financial statements and the reporting process, including the Company’s system of internal controls over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
The Audit Committee discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Company Manual Section 303A.06 and otherwise complied with the obligations stated therein.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission.
D. RICHARD WILLIAMS, CHAIRMAN
LISA G. HANNUSCH
CHARLES H. OGBURN
SHAREHOLDER PROPOSALS
Any shareholder proposal to be presented at the 2021 annual meeting of shareholders must be received by the Company no later than December 6, 2020 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-4 under the Exchange Act, the Board of Directors may exercise discretionary voting authority at the 2021 annual meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to have included in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to December 6, 2020 and the shareholder satisfies the other requirements of Rule 14a-4(c).
OTHER MATTERS
The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.
April 10, 2020

Appendix A
Crawford & Company
International Employee Stock Purchase Plan
Amended and Restated as of February 11, 2020
1.   Purpose.   The purpose of the Plan is to provide non-U.S. employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company in the belief that such ownership will increase his or her interest in the success of the Company and will provide an additional incentive for him or her to remain in the employ of the Company or such Designated Subsidiary. This Plan document also authorizes the grant of rights to purchase stock pursuant to rules, procedures or sub-plans adopted by the Board or Committee designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States.
2.   Definitions.
(a)   “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)   “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(c)   “Board” means the Board of Directors of the Company.
(d)   “Change in Control” means the occurrence of any of the following events:
(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)
The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)
A change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

(e)   “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
(f)   “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
(g)   “Common Stock” means the Class A common stock of the Company.
(h)   “Company” means Crawford & Company, a Georgia corporation, including any successor thereto.

(i)   “Compensation” means an Employee’s base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, sales commission, and other compensation.
(j)   “Designated Subsidiary” means any Parent or Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.
(k)   “Director” means a member of the Board.
(l)   “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, provided, however that the Board or Committee appointed by the Board may determine that Employees are eligible to participate in the Plan even if they are employed for less than twenty (20) hours per week or less than five (5) months in any calendar year by the Employer, if such Employee has a right to participate in the Plan under applicable law. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.
(m)   “Employer” means any one or all of the Company and its Designated Subsidiaries.
(n)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(o)   “Exercise Date” means the last day of each Offering Period.
(p)   “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)
In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(q)   “Fiscal Year” means the fiscal year of the Company.
(r)   “New Exercise Date” means a new Exercise Date implemented by shortening any Offering Period then in progress.
(s)   “Offering Date” means the first Trading Day of each Offering Period.
(t)   “Offering Period” means a period of approximately twelve (12) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day in the period ending the following June 30. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20 and 21.
(u)   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(v)   “Plan” means this Crawford & Company International Employee Stock Purchase Plan.

(w)   “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for future Offering Periods pursuant to Section 20.
(x)   “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code or other entity of which not less than 50% of the voting shares are held by the Company or a Subsidiary.
(y)   “Trading Day” means a day on which the national stock exchanges are open for trading.
3.   Eligibility.
(a)   Offering Periods.   Any individual who is an Employee on a given Offering Date will be eligible to participate in such Offering Period, subject to the requirements of Section 5.
(b)   Limitations.   Any provisions of the Plan to the contrary notwithstanding, no Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company. In addition, Employees shall be limited in their contributions for a calendar year to a sum of U.S. $21,250 (or its equivalent in local currency).
4.   Offering Periods.   The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after July 1 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.
5.   Participation.   An Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.
6.   Payroll Deductions.
(a)   At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period. The Administrator, in its discretion, may decide that an Employee may submit contributions by means other than payroll deductions. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)   Payroll deductions for a participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.
(c)   All payroll deductions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.
(d)   A participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant.
(e)   Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject Section 3(b) hereof, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.
(f)   At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax withholding liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.
7.   Grant of Option.   On the Offering Date of each Offering Period, each Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Employee be permitted to purchase during any Offering Period more than 5,000 shares of the Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Employee may accept the grant of such option with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that each Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8.   Exercise of Option.
(a)   Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
(b)   If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 20. The

Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.
9.   Delivery.   As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.
10.   Withdrawal.
(a)   A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b)   A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.
11.   Termination of Employment.   Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.
12.   Interest.   No interest will accrue on the payroll deductions of a participant in the Plan unless otherwise required under local law as determined by the Administrator.
13.   Stock.
(a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 1,000,000 shares.
(b)   Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c)   Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or, at the sole discretion of the Company, in the name of the participant and his or her spouse.
14.   Administration.   The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling payroll deductions, making of contributions to the Plan, defining eligible Compensation, establishment of bank or trust accounts to hold payroll deductions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements. The Administrator may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
15.   Designation of Beneficiary.
(a)   At the sole discretion of the Administrator, a participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)   Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)   All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.
16.   Transferability.   Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.   Use of Funds.   The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions unless otherwise required under local law. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.
18.   Reports.   Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
19.   Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a)   Adjustments.   In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.
(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)   Merger or Change in Control.   In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.   Amendment or Termination.
(a)   The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that adding additional shares available for sale under the Plan (other than pursuant to Section 19(a)) shall require stockholder approval. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.
(b)   Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, contribution percentages, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.
(c)   In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)
amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii)
altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)
shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv)
reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v)
reducing the maximum number of shares a participant may purchase during any Offering Period. Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

21.   Notices.   All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.   Conditions Upon Issuance of Shares.   Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.   Term of Plan.   The Plan, which was set to expire on June 1, 2019 will continue in effect for a term of ten (10) years, unless sooner terminated under Section 20. The Plan will remain in effect until June 1, 2029.
24.   Reimbursement of Taxes.   The Administrator shall have the discretion to require reimbursement from any Plan participant in full for any liability that the Company or the Employer incurs towards any tax paid or payable in respect to participant’s participation in the Plan, the grant of any option pursuant to the Plan, or the exercise of participant’s option, provided that such reimbursement is provided for in the subscription agreement. The Company may require security for such reimbursement of taxes as a precondition to participant participating in the Plan, the grant of any option, or the exercise of this option on behalf of Participant. The Administrator shall have the authority to approve additional documents or forms which may be requested by the Company for such security, collection or otherwise for reimbursement of such taxes to the Company.
25.   Stockholder Approval.   The Plan is subject to approval by the stockholders of the Company. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.   Governing Law.   The Plan shall be governed by Georgia law, without regard to that State’s choice of law rules.

Shareowner ServicesP.O. Box 64945St. Paul, MN 55164-0945Vote by Internet, Telephone or Mail24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.INTERNET/MOBILE – www.proxypush.com/crd-bUse the Internet to vote your proxy until11:59 p.m. (CT) on May 14, 2020.( PHONE – 1-866-883-3382Use a touch-tone telephone to vote your proxyuntil 11:59 p.m. (CT) on May 14, 2020.* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.The Board of Directors Recommends a Vote FOR Each of the Director Nominees in Item 1, and FOR Items 2 and 3.1. Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below)01 H. V. Agadi 04 J. C. Crawford, Jr. 07 C. H. Ogburn Vote FOR all nominees Vote WITHHELD02 I. K. Beale 05 L. G. Hannusch 08 R. Patel (except as marked) from all nominees03 J. C. Crawford 06 M. E. Jarrard 09 D. R. Williams(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)2. Proposal to approve an amendment to the Crawford & CompanyInternational Employee Stock Purchase Plan. For Against Abstain3. Proposal to ratify the appointment of Ernst & Young LLP as independentauditor for the Company for the 2020 fiscal year. For Against AbstainNOTE: Such other business as may properly come before the meeting or any adjournment thereof.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis- trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CRAWFORD & COMPANYANNUAL MEETING OF STOCKHOLDERS May 15, 20202:00 p.m. Crawford & Company5335 Triangle ParkwayPeachtree Corners, Georgia 30092Crawford & Company5335 Triangle ParkwayPeachtree Corners, Georgia 30092 proxyThis proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2020.The shares of stock you hold in your account will be voted as you specify on the reverse side.If no choice is specified, the proxy will be voted FOR Each of the Director Nominees in Item 1, and FOR Items 2 and 3.By signing the proxy, you revoke all prior proxies and appoint H.V. Agadi, W.B. Swain and J.O. Blanco, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements.See reverse for voting instructions.